Exhibit 4.1

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, Lilis Energy, Inc. (the "Borrower"), hereby promises to pay to [LENDER] (the "Holder") or order, without demand, the sum of [ ] ($[ ]), with interest accruing from the date hereof at a rate per annum of twelve percent (12.0%), payable on June [ ], 2016, or earlier, as described below.

This Note has been entered into pursuant to the terms of a purchase agreement between the Borrower and the Holder, dated of even date herewith (the "Purchase Agreement"), and shall be governed by the terms of such Purchase Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. The following terms shall apply to this Note:

1. PRINCIPAL, INTEREST, MATURITY AND PAYMENT DATES

1.1 Payment. The original principal amount of this Note (the “Loan”), and all interest accrued thereon, shall be due and payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

1.2   Interest Rate. Interest payable on this Note shall accrue at the annual rate of twelve percent (12.0%) (the “Applicable Rate”).

1.3   Default Interest. If any amount payable hereunder is not paid when due, whether at stated maturity, by acceleration or otherwise, the Borrower shall have a thirty (30) day grace period, after which grace period such overdue amount shall be interest at a default rate of the Applicable Rate plus two percent (2.0%) from the date of such non-payment until such amount is paid in full.

1.4   Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which such Loan is made, and shall not accrue on the Loan on the day on which it is paid.

1.5   Optional Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time by paying all or a portion of the principal amount to be prepaid together with accrued interest thereon to the date of prepayment at a premium of three percent (3.0%) of the prepayment amount for the first 120 days and at a premium of five percent (5%) of the prepayment amount thereafter. No prepaid amount may be re-borrowed. Notwithstanding the forgoing, as long as any Senior Indebtedness (as defined below) is outstanding, no amounts due under this Note may be prepaid.

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2. CONVERSION RIGHTS

The Holder shall have the right to convert the principal due under this Note into Shares of the Borrower's common stock, par value $.0001 per share (the "Shares") as set forth below.

2.1. Conversion into the Borrower's Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into Shares as such Shares exist on the date of issuance of this Note, or any Shares of Borrower into which such Shares shall hereafter be changed or reclassified, at the Conversion Price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the "Delivery Date") that number of Shares for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note in the manner provided in Section 1.2 through the Conversion Date directly to the Holder on or before the Delivery Date. The number of Shares to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note, by the Conversion Price.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per Share shall be equal to $0.50.

(c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Shares into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C. Stock Splits, Combinations and Dividends. If the Shares are subdivided or combined into a greater or smaller number of shares of Shares, or if a dividend is paid on the Shares in Shares, the Conversion Price shall be proportionately reduced in case of subdivision of Shares or stock dividend or proportionately increased in the case of combination of Shares, in each such case by the ratio which the total number of Shares outstanding immediately after such event bears to the total number of Shares outstanding immediately prior to such event.

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(d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e) During the period the conversion right exists, Borrower will reserve from its authorized and unissued Shares a sufficient number of shares to be equal to the number of Shares issuable upon the full conversion of this Note. Borrower agrees that its issuance of this Note shall constitute full authority to its members, officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Shares upon the conversion of this Note.

2.2  Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3  Mechanics and Effect of Conversion. No fractional shares of the Company’s Shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of Shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount being converted, including without limitation the obligation to pay such portion of the principal amount.

2.4  Conversion Privileges. The Conversion Privileges set forth in this Section 2 shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Shares in accordance with Section 2 hereof or redeemed pursuant to Section 5 hereof.

3.  SUBORDINATION. The Borrower agrees, and the Holder by accepting this Note likewise agrees, that the Subordinated Indebtedness is hereby expressly subordinated, to the extent and in the manner set forth herein, to the Senior Indebtedness. As used herein, “Senior Indebtedness” shall mean all present or future indebtedness of, or indebtedness guaranteed by, the Borrower or its subsidiaries, including, without limitation, any money borrowed under the Credit Agreement, dated January 8, 2015, among Lilis Energy, Inc., Heartland Bank, as administrative agent, and the other lender parties thereto, as amended, including without limitation all principal and interest (including such interest as may accrue after the initiation of bankruptcy proceedings, without regard as to whether such interest is an allowed claim in such bankruptcy proceedings) on such indebtedness, and all premiums, fees, expenses and other obligations owing by the Borrower or its subsidiaries to any lender in respect of such indebtedness, and any and all related notes, agreements, documents and instruments, all as amended, modified, restated, renewed, refinanced, extended and supplemented from time to time.

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3.1 Liquidation. In the event of any bankruptcy, insolvency, receivership, dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or otherwise), or any assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Borrower for the benefit of any creditor or creditors or otherwise (a “Liquidation”):

(a) all Senior Indebtedness shall first be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of the Subordinated Indebtedness;

(b) any payment or distribution of any character, whether in cash, securities or other property, which (except for the terms of this Section 3.1) would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness; and

(c) if, notwithstanding the foregoing terms of this Section 3.1, any payment or distribution of any character, whether in cash, securities or other property, shall be received in a Liquidation in respect of the Subordinated Indebtedness before all Senior Indebtedness shall have been paid in full as aforesaid, such payment or distribution shall be held in trust for the benefit of, and shall be paid or delivered to, the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness, provided, however, that such amounts paid to the holders of Senior Indebtedness shall not be deemed to discharge the Subordinated Indebtedness.

3.2 Payments in Respect of Senior Indebtedness. For all purposes of this Section 3: (a) Senior Indebtedness shall not be deemed to have been paid in full unless and until the holders thereof shall have indefeasibly received cash equal to the full amount of such Senior Indebtedness at the time outstanding and all commitments to extend further credit to the Borrower have terminated, and (b) any payment or distribution required to be paid or delivered to the holders of Senior Indebtedness shall be deemed to have been received by such holders if paid or delivered to an authorized agent or agents, or representative or representatives, of such holders.

3.3 Further Assurances. The Holder (a) irrevocably authorizes and empowers (without imposing any obligation on) each holder of Senior Indebtedness or such holder’s representatives, to accelerate, demand, sue for, collect, receive and give receipt for such holder’s ratable share of all payments and distributions in respect of the Subordinated Indebtedness which are required to be paid or delivered to the holders of Senior Indebtedness as provided in Section 3.1 hereof, and to execute, verify, deliver and file any proofs of claims and take all such other action in the name of the Holder or otherwise, as such holder of Senior Indebtedness or such holder’s representatives may determine to be necessary or appropriate for the enforcement of such holder’s rights under Section 3.1 hereof, and (b) shall execute and deliver to each holder of Senior Indebtedness or such holder’s representatives such other instruments confirming such authorization and such powers of attorney, proofs of claim, assignments of claim and/or rights, financing statements and other instruments, and shall take all such other action as may be reasonably requested by such holder or such holder’s representatives in order to enable such holder to enforce the Holder’s Subordinated Indebtedness and all such payments and distributions in respect thereof, and to otherwise enforce the subordination provisions of this Section 3 and to perfect its rights herein.

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3.4 Modifications of Senior Indebtedness and Security. The holders of the Senior Indebtedness may, at any time and from time to time with or without notice, without impairing or releasing the subordination provisions of this Section 3, do any one or more of the following: (a) change the manner, place, terms or amount of payment of, or change or extend the time of payment of or renew or alter, the Senior Indebtedness, or amend, modify, supplement or terminate in any manner any instrument, document or agreement relating to the Senior Indebtedness; (b) release any person or entity liable in any manner for the payment or collection of the Senior Indebtedness; (c) exercise or refrain from exercising any rights in respect of the Senior Indebtedness against the Borrower or any other person or entity; (d) apply any monies or other property paid by any person or entity or otherwise released in any manner to the Senior Indebtedness; or (e) accept or release any security for the Senior Indebtedness. The subordination provisions of this Section 2 shall continue without impairment even if any liens securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed. The subordination provisions shall be reinstated if at any time any payment of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness.

3.5 Modification or Waiver of Note. No amendment, modification or waiver of the terms of this Section 3 shall be effective without the prior written consent of such holders of the Senior Indebtedness necessary to bind all of the holders of Senior Indebtedness.

3.6 Obligation of Borrower to Pay Absolute. Nothing contained in this Section 3 shall impair, as between the Borrower and the Holder, the obligation of the Borrower to pay all indebtedness evidenced by this Note when and as the same becomes due and payable as provided herein.

3.7 Third Party Beneficiaries. The holders of Senior Indebtedness are intended third party beneficiaries of the provisions of this Section 3 and, as such, shall be permitted to enforce such provisions in all respects.

4. EVENTS OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below, provided that (a) such payments are not prohibited under the terms of any Senior Indebtedness, (b) the payments of such amount would not materially adversely affect the Borrower’s ability to make required payments, when due, under any Senior Indebtedness or (c) the payments of such amount would not materially adversely affect the Borrower’s working capital or cause the Borrower to have insufficient cash balances to operate its business, in each case as determined by the Borrower’s senior management.

4.1 Failure to Pay Principal or Interest. The Borrower fails to pay principal, interest or other sum due under this Note when due and such failure continues for a period of sixty (60) days after the due date.

4.2 Failure to Deliver Shares or Replacement Note. Borrower's failure to timely deliver Shares to the Holder pursuant to and in the form required by this Note, or, if required, a replacement Note.

5. MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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5.2 Notices. All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i) If to the Borrower:

Lilis Energy, Inc.

216 16th Street, Suite #1350

Denver, Colorado 80202

Attn: Kevin Nanke

Telephone: (303) 893-9000, Facsimile: [NUMBER]

E-mail: knanke@lilisenergy.com

(ii) If to the Holder:

[ADDRESS]

Attn: [NAME OF CONTACT]

Telephone: [NUMBER], Facsimile: [NUMBER]

E-mail: [ADDRESS]

Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day); and (iii) sent by e-mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment).

5.3 Amendment and Waiver. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

5.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

5.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

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5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the Shares to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

5.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

5.10 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of [ ], 2015.

Borrower: Lilis Energy, Inc.

By:
Name:
Title:

Holder:	[ ]

By:
Name:
Title:

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NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Lilis Energy, Inc. (the “Borrower”) on December ____, 2015, into Shares of the Borrower according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________

Conversion Price:______________________________________________________________

Shares To Be Delivered:________________________________________________________

Signature:_____________________________________________________________________

Print Name:____________________________________________________________________

Address:_______________________________________________________________________